Exhibit 14.1

CODE OF ETHICS (STYLED: CODE OF CONDUCT)

1.	Purpose

This purpose of this policy is to define the Company’s Code of Business Conduct and Ethics for all Genetic Technologies Ltd (GTG) Directors and employees to adhere to.

2.	Scope

This policy applies to all GTG employees including the Board, Directors and Officers.

3.	Responsibilities

It is the responsibility of all GTG employees to have read and understood this policy. It is the responsibility of Management to ensure that employees understand this policy and adhere to the outlined terms and conditions as specified in Section 6.

4.	References

GTG shall comply with all applicable laws in executing this policy, including:

●	Corporations Act 2001

●	ASX Corporate Governance Guidelines

●	ASX Listing Rules

●	NASDAQ Marketplace Rules

●	Sarbanes-Oxley Act of 2002

5.	Definitions

ADR:	American Depositary Receipts

ASX:	Australian Securities Exchange

FCPA:	Foreign Corrupt Practices Act

GTG:	Genetic Technologies

NASDAQ:	National Association of Securities Dealers Automated Quotation

POL:	Policy

Securities:	Fully paid ordinary shares in the capital of GTG and associated American Depositary Receipts (ADRs)

UN:	United Nations

US:	United States

6.	Policy

This Code of Business Conduct and Ethics for Executive and Non-Executive Directors, Officers and Employees (the “Code”) has been adopted by the Board of Directors of Genetic Technologies Limited (the “Company”).

This Code is intended to focus the Board and each Director, Officer and Employee, including the Company’s Chief Executive Officer, Company Secretary and Chief Financial Officer (“Covered Persons”), on areas of ethical risk, provide guidance to directors to help them recognise and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. The Code is part of the Company’s commitment to integrity and its compliance with applicable legal standards. This Code is intended to promote full, fair, accurate, timely and understandable disclosure in public reports and communications and to promote compliance with all applicable laws, rules and regulations. This Code is being adopted in order to comply with the Principles of Good Corporate Governance and Best Practice Recommendations of the ASX Corporate Governance Council and with Section 406 of the U.S. Sarbanes-Oxley Act of 2002, related rules promulgated by the U.S. Securities and Exchange Commission and the Marketplace Rules for The NASDAQ Stock Market, Inc.

The Company recognises its primary obligation to deliver shareholder value; it is also committed to provide the highest standards of service and products to its customers, and it is committed to comply with all relevant accounting and other standards.

While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather set forth key guiding principles and Company policies. Covered Persons are encouraged to bring questions about particular circumstances that may involve this Code to the attention of the Chairman, who may consult with the Company Secretary and outside counsel, as appropriate.

All Covered Persons must conduct themselves according to the letter and spirit of this Code and seek to avoid even the appearance of improper behaviour. Even well-intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved.

6.1.	Conflicts of Interest

Covered Persons have an obligation to act in the best interests of the Company. They all should endeavour to avoid situations that present a potential or actual conflict between their interest and the interest of the Company. A “conflict of interest” occurs when a person’s private interest, or duties to other entities, interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates. A conflict of interest can arise when a Covered Person or a Covered Person’s family member takes an action or has an interest that may make it difficult for that director to perform his or her work objectively and effectively. Conflicts of interest may also arise when a Covered Person (or his or her family member) receives improper personal benefits as a result of the Covered Person’s position in the Company.

The following are examples of situations which may constitute a conflict of interest. Situations such as these should be brought to the attention of the Chairman for review and clearance before any action is taken:

●	Competing with the Company for the purchase or sale of property, services or other interests.

●	Having an interest in a transaction involving the Company, a customer or supplier (other than as a director of the Company and not including routine investments in publicly traded companies).

●	Receiving a loan or guarantee of an obligation as a result of your position with the Company.

●	Engaging in any conduct or activities that disrupt or impair the Company’s existing or potential commercial relationships.

●	Accepting a benefit in any form, for services performed for the Company from any source other than the Company.

●	Either a Covered Person or a member of a Covered Person’s family receiving benefits, gifts or entertainment from persons or entities who deal with the Company where a benefit, gift or entertainment is intended to influence the Covered Person’s actions as a member of the Board or as an officer or employee of the Company, or where acceptance could create the appearance of a conflict of interest.

●	Situations involving a conflict of interest may not always be obvious or easy to resolve. Conflicts of interests involving the Covered Persons, or questions concerning potential conflicts, shall be brought to the Chairman, who will consult with the Company Secretary and legal counsel, as appropriate.

6.2.	Corporate Opportunities

Covered Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Covered Persons are prohibited from taking for themselves business opportunities that are discovered through the use of corporate property, information or position. No Covered Person may use corporate property, information or position for personal gain, and no director may compete with the Company. Competing with the Company may involve engaging in the same line of business as the Company, or any situation where the Covered Person takes away from the Company opportunities for sales or purchases of products, services or interests.

6.3.	Protection of Confidential Information

Covered Persons should maintain the confidentiality of information entrusted to them by the Company, its customers, consumers or suppliers, except when disclosure is authorised or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company, its customers, consumers or suppliers, if disclosed.

6.4.	Fair Dealing

Each Covered Person should endeavor to deal fairly with customers, consumers, suppliers, competitors, employees, the public and one another at all times and in accordance with ethical business practices. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. No bribes, kickbacks or other corrupt payments in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. Occasional business gifts of modest value to, and entertainment of, non-government employees in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business. However, no gift or entertainment should be offered or extended if it is illegal, known to be in violation of the rules of the recipient’s organisation or would likely result in a feeling or expectation of personal obligation on the part of the recipient. In addition, no gifts or business entertainment of any kind may be given to any government employee without the approval of the Chairman, who will consult with legal counsel, as appropriate.

6.5.	Protection and Proper Use of Company Assets

Protecting Company assets against loss, theft or other misuse is the responsibility of everyone who acts for the Company, including directors. Loss, theft and misuse of Company assets directly impact our profitability. All Company assets should be used for legitimate business purposes.

6.6.	Compliance with Laws, Rules & Regulations

The Company is strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations. No Covered Person shall commit an illegal or unethical act, or instruct others to do so, for any reason when conducting business for the Company.

Each Covered Person shall act in good faith with due care to assure the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Australian Securities Exchange, Australian government regulatory authorities, the U.S. Securities and Exchange Commission and in all other public communications made by the Company. The Company is committed to making and keeping books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Company’s assets and has established the following guidelines:

●	no Covered Person may make any false or misleading entry in the Company’s books and records;

●	no Covered Person may create or aid in the creation of any undisclosed or unrecorded fund or asset for any purpose;

●	no Covered Person may approve or make any payment with the agreement or understanding that any part of such payment is to be used for any purpose other than described by the documents supporting the payment;

●	no Covered Person may use the Company’s funds or assets for any unlawful purpose; and

●	no director or employee may directly or indirectly take any action to coerce, manipulate, mislead or fraudulently induce the Company’s independent public auditors for the purpose of rendering the financial statements of the Company materially misleading.

6.7.	Trading on Inside Information

Using non-public, Company information to trade in securities, or providing a family member, friend or any other person with a “tip”, is illegal. All such non-public information should be considered inside information and should never be used for personal gain. Covered Persons are required to familiarise themselves and comply with the Company’s policy against insider trading. Covered Persons should contact the Company Secretary before engaging in any transaction involving Company securities.

6.8.	Political Contributions & Activities

Any political contributions made by or on behalf of the Company and any solicitations for political contributions of any kind must be lawful and in compliance with Company policies. This policy applies solely to the use of Company assets and is not intended to discourage or prevent individual directors or other Covered Persons from making political contributions or engaging in political activities on their own behalf. No one may be reimbursed directly or indirectly by the Company for personal political contributions.

6.9.	Employment Practices

The Company takes its obligations under the relevant employment legislation seriously and will maintain the highest standards in the areas of occupational health and safety and employment opportunity.

6.10.	Foreign Payments

Except in certain limited circumstances, the Australian Crimes Act and the U.S. Foreign Corrupt Practices Act (FCPA) and other laws prohibit giving anything of value directly or indirectly to any “foreign official” for the purpose of obtaining or retaining business or other improper purposes such as reducing taxes. The meaning of “foreign official” can be surprisingly broad - UN officials, candidates for political office, employees of state owned businesses, etc. When in doubt as to whether a possible arrangement, payment or gift may violate these laws contact the Chairman before taking any action. The Chairman will consult with legal counsel, as appropriate.

6.11.	Other Legal Standards

There are many legal and ethical standards that apply to those who act for the Company. These include:

●	The Company respects and protects the privacy of its employees, customers and consumers.

●	In any dealings with the government, honesty is required of anyone acting for the Company. In the event of a governmental inquiry, all records relevant to the inquiry must be preserved.

●	The Company is also fully committed to compliance with all antitrust and competition laws, and will not engage in any improper communications or agreements with competitors. The Company will also not accept or use anyone else’s proprietary information that is improperly obtained, and will not copy or otherwise misappropriate others’ copyrighted materials.

6.12.	Compliance with this Code & Reporting of any Illegal or Unethical Behaviour

Every Covered Person is expected to comply with all of the provisions of this Code. The Code will be strictly enforced and violations will be dealt with promptly. Violations of the Code that involve illegal behaviour will be reported to the appropriate authorities, after consulting with counsel. Covered Persons should promptly communicate any suspected violations of this Code to the Chairman. Any concerns relating to the Chairman should be communicated to the Chairman of the Audit Committee. Violations will be investigated by or at the direction of the Chairman, the Audit Committee or the Board of Directors, as appropriate. Directors should promote ethical behaviour and an environment in which the Company encourages employees to talk to supervisors, managers or other appropriate personnel about illegal and unethical behaviour and, when in doubt, about the best course of action to take in a particular situation. The Company will not tolerate any kind of retaliation for questions, reports or complaints regarding misconduct that were made in good faith.

6.13.	Document Retention

In addition to any other requirement of this Code of Conduct, the Company is to retain documents for mandatory applicable time periods in compliance with any laws which govern the area of document retention. Consistent with legal requirements and good corporate practice, the Company and Covered Persons shall not destroy or conceal or permit another person to destroy or conceal documents with the intention of preventing such documents from being used in evidence in circumstances where there is a reasonable prospect of a legal proceeding. This applies regardless of whether the proceeding is in progress or is to be or may be commenced in the future. This applies to not only court proceedings but also covers inquiries or evidence before a person acting judicially.

6.14.	Waivers & Amendments

Any waiver of any provision of this Code for any director may only be granted by the Board of Directors and will be promptly disclosed to the Company’s shareholders (by posting on our Website or other means of public disclosure). Amendments to this Code must be approved by the Board of Directors and must be promptly disclosed to shareholders.